                                                                    EXHIBIT 99.1

[DIEBOLD LOGO]
                                                                     NEWSRELEASE

Media contact:                                          Investor contact:
Mike Jacobsen                                           John Kristoff
+1 330 490 3796                                         +1 330 490 5900
jacobsm1@diebold.com                                    kristoj@diebold.com

FOR IMMEDIATE RELEASE:
July 27, 2005

DIEBOLD REPORTS SECOND QUARTER FINANCIAL RESULTS

NORTH CANTON, Ohio -- Diebold, Incorporated (NYSE: DBD) today reported second quarter 2005 revenue from continuing operations of $629.2 million, up 15.3 percent from the second quarter of 2004. The company reported second quarter net income of $33.3 million, compared to net income of $43.6 million in the second quarter of 2004. Diluted earnings per share were $.47, a decline of 21.7 percent from $.60 per share in the second quarter of 2004 and within the most recent guidance of $.47 to $.50 per share.

Included in the second quarter 2005 reported results are restructuring charges of approximately $.03 per share and European Opteva manufacturing startup costs and related issues* of $.04 per share. Excluding the impact of the restructuring charges and the European startup costs and related issues*, diluted earnings per share in the second quarter would have been $.54 per share, consistent with previous guidance.

As previously announced on July 5, 2005, the company sold its campus card systems division. As a result, the financial results from this business have been classified as a discontinued operation.

SECOND QUARTER HIGHLIGHTS

     - Total product orders, excluding election systems and the Brazilian lottery business, grew in the high single-digit range led by double-digit growth in the Europe, Middle East and Africa (EMEA) region.

     - The company secured a large order for lottery machines in Brazil for approximately $52 million.

     - Total Opteva orders were approximately $131 million, an increase of more than 58 percent from the second quarter 2004.

     - Security solutions revenue grew 25.0 percent and 24.1 percent on a fixed exchange-rate basis*.

     - Asia Pacific total revenue increased 49.9 percent, and 45.4 percent on a fixed exchange-rate basis*.

     - EMEA financial self-service revenue increased 14.2 percent, and 10.8 percent on a fixed exchange-rate basis*.

     - Receivable days sales outstanding improved 18 days, moving from 92 days at June 30, 2004 to 74 days at June 30, 2005.

*See accompanying notes for non-GAAP measures.

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

PAGE 2/ DIEBOLD ANNOUNCES SECOND QUARTER RESULTS


FINANCIAL RESULTS
"We are clearly disappointed with our profitability during the quarter," said Walden W. O'Dell, Diebold chairman and chief executive officer. "As we previously indicated, most of the markets in which we compete remain healthy and we once again experienced strong growth in orders and backlog during the quarter. However, slower than anticipated upgrade and replacement activity in the North America regional bank segment, cost challenges in our transition to a single global product platform, a higher mix of lower-margin revenue and negative foreign currency exchange impact due to the strengthening of the dollar in the quarter are negatively impacting our profit margins."

O'Dell added, "We are focused on improving the profitability of our business. In addition to previously disclosed cost-reduction actions, we are initiating some strategic changes within our organization. These changes are aimed at increasing the effectiveness of the functions across Diebold to better support our global efforts. The most sweeping of these changes is the establishment of a single Global Marketing organization, formed through consolidating several channel-based marketing functions. These changes will streamline our operations and drive improved efficiency and knowledge management throughout the company. Also, we have restructured our Global Software & Services organization by integrating all its functions into other existing organizations to better leverage resources and combine similar knowledge bases within the company.

"As a result of these and other actions, we anticipate cost reductions of approximately $20 million on an annual basis. I am confident that these structural changes to our organization, as well as our other cost-saving initiatives, will significantly improve our profitability and competitiveness in the marketplace."

FIXED EXCHANGE-RATE SECOND QUARTER ORDERS
Total orders for products and services increased in the high single-digit range, excluding election systems and Brazilian lottery equipment business during the second quarter. Financial self-service orders increased in the mid single-digit range, led by double-digit growth in EMEA. Security orders remain strong, increasing in the double-digit range. Orders in election systems increased significantly due to the previously disclosed equipment order in Ohio.

*See accompanying notes for non-GAAP measures.


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

PAGE 3/ DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

REVENUE
Total revenue from continuing operations for the quarter was $629.2 million, up $83.5 million, or 15.3 percent and 12.4 percent on a fixed exchange-rate basis*. Total financial self-service revenue increased 11.7 percent and 8.0 percent on a fixed exchange-rate basis*. Security solutions revenue grew 25.0 percent and
24.1 percent on a fixed exchange-rate basis*. Total financial self-service and security revenue increased by 15.0 percent and 12.0 percent on a fixed exchange-rate basis*.


REVENUE SUMMARY BY PRODUCT AND SERVICE SOLUTIONS
(In Thousands -- Quarter Ended June 30, 2005)

                                                                              % Change     % Change
                                                  2005            2004          GAAP      fixed rate*
                                                --------        --------        ----      -----------
FINANCIAL SELF-SERVICE
Products                                        $212,690        $178,630        19.1%        16.3%
Services                                         221,000         209,645         5.4%         1.1%
                                                --------        --------        ----         ----
     Total Fin. self-service                     433,690         388,275        11.7%         8.0%

SECURITY SOLUTIONS
Products                                          66,807          61,736         8.2%         6.9%
Services                                          96,042          68,590        40.0%        39.7%
                                                --------        --------        ----         ----
     Total Security                              162,849         130,326        25.0%        24.1%
                                                --------        --------        ----         ----
Total Fin. self-service & security               596,539         518,601        15.0%        12.0%

Election systems                                  32,684          27,128        20.5%        20.5%
                                                --------        --------        ----         ----
Total Revenue from Continuing Operations        $629,223        $545,729        15.3%        12.4%
                                                ========        ========        ====         ====



REVENUE SUMMARY BY GEOGRAPHIC AREA
(In Thousands -- Quarter Ended June 30, 2005 )

                                                                              % Change     % Change
                                                  2005            2004          GAAP      fixed rate*
                                                --------        --------        ----      -----------
THE AMERICAS
Financial self-service solutions                $288,859        $275,411         4.9%         1.2%
Security solutions                               150,356         122,769        22.5%        22.2%
                                                --------        --------        ----         ----
     subtotal                                    439,215         398,180        10.3%         7.5%

Election systems                                  32,684          27,128        20.5%        20.5%
                                                --------        --------        ----         ----
     Total Americas                              471,899         425,308        11.0%         8.3%

ASIA PACIFIC
Financial self-service solutions                  57,539          36,446        57.9%        54.7%
Security solutions                                 8,371           7,535        11.1%         3.0%
                                                --------        --------        ----         ----
Total Asia Pacific                                65,910          43,981        49.9%        45.4%

EUROPE, MIDDLE EAST, AFRICA
Financial self-service solutions                  87,292          76,418        14.2%        10.8%
Security solutions                                 4,122              22         N/A          N/A
                                                --------        --------        ----         ----
Total Europe, Middle East, Africa                 91,414          76,440        19.6%        16.0%
                                                --------        --------        ----         ----
Total Revenue from Continuing Operations        $629,223        $545,729        15.3%        12.4%
                                                ========        ========        ====         ====


*See accompanying notes for non-GAAP measures.

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PAGE 4/ DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

CURRENCY IMPACT
During the quarter, revenue was positively impacted by the year-over-year strengthening of the real, euro and certain other currencies. The positive currency impact in the second quarter was approximately $14.1 million or 2.6 percent versus the prior year reported results.

GROSS MARGIN
Total gross margin for the second quarter was 25.4 percent, compared to a strong
29.8 percent in the second quarter 2004. Included in total cost of sales in the second quarter 2005 was approximately $3.1 million of restructuring costs and $3.0 million of European Opteva manufacturing startup costs and related issues, which adversely impacted total gross margins by 1.0 percentage point.

Product gross margin was 27.4 percent, compared to 35.4 percent in the second quarter 2004. Included in product cost of sales in the second quarter of 2005 was approximately $2.5 million in restructuring charges and one-time special items of approximately $2.8 million, which adversely impacted product gross margins by 1.7 percentage points. Additionally, the decrease in product gross margins was attributable to a heavier mix of revenue derived from lower-margin businesses for the second quarter versus 2004. This includes a higher percentage of national account revenue in the United States, a greater mix of lower-margin international revenue, particularly from India and Thailand, and increased revenue from the security and election systems businesses.

Service gross margin was 23.4 percent, compared to 24.6 percent in the second quarter 2004. This decline was primarily the result of increased fuel costs. Included in the service cost of sales in the second quarter of 2005 was approximately $0.6 million in restructuring charges and $0.2 million in one-time special items, which adversely impacted service gross margins by 0.3 percentage points.

OPERATING EXPENSES
Total operating expenses for the quarter as a percent of revenue improved by 1.3 percentage points, moving to 16.6 percent from 17.9 percent in the second quarter 2004. Reduced selling, general and administrative expenses as a percentage of revenue accounted for 0.9 percentage points of the overall improvement to operating expenses. The improved leveraging of selling, general and administrative expenses was achieved due to aggressive controls on personnel costs and implementing a corporate-wide efficiency program. Reduced R&D expense resulting from ongoing product rationalization created by the Opteva rollout accounted for the balance of the improvement.

OPERATING PROFIT
Operating profit was 8.8 percent of revenue, down 3.1 percentage points from
11.9 percent in the second quarter of 2004. Included in the financial results was $3.5 million of restructuring costs and $3.2 million of European Opteva manufacturing startup costs and related issues, which adversely impacted operating profits by 1.1 percentage points. Excluding the impact of these charges*, operating profit margin would have been 9.9 percent in the second quarter 2005, a decrease of 2.0 percentage points from the second quarter 2004.

*See accompanying notes for non-GAAP measures


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

PAGE 5/ DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

OTHER EXPENSE AND MINORITY INTEREST
Other expense and minority interest increased to $7.6 million in expense for the quarter from $2.1 million in expense in the second quarter of 2004. This increase was due mainly to the impact of higher foreign exchange losses of $2.7 million in the quarter and higher interest expense.

NET INCOME FROM CONTINUING OPERATIONS
Net income from continuing operations was 5.2 percent of revenue compared to 7.9 percent in the second quarter 2004. The decline in net income as a percent of revenue was partially the result of restructuring charges of $3.5 million and $3.9 million in special charges. Excluding the impact of these special charges net income from continuing operations would have been 6.0 percent. This decline from the prior year was attributable to unfavorable revenue mix from less profitable geographies and accounts.

BALANCE SHEET AND CASH FLOW HIGHLIGHTS
The company's net debt* was $142.2 million at June 30, 2005 compared to $167.1 million at June 30, 2004. The $24.9 million decrease in net debt* over the last 12 months was principally due to the positive impact of $225.7 million in free cash flow*, partially offset by $74.5 million spent to repurchase company stock, $55.6 million in dividend payments, $45.0 million invested in acquisitions, $14.2 million in foreign exchange impact and $11.5 million invested in other assets.

In the second quarter, free cash use* increased by $5.4 million, moving from a free cash use* of $18.8 million in the second quarter of 2004 to $24.2 million in the second quarter of 2005. The increase in free cash use* was due principally to higher capital expenditures, which increased by $5.6 million. DSO was 74 days at June 30, 2005, an 18-day improvement from 92 days at June 30, 2004. Inventory turns improved slightly from 5.0 at June 30, 2004 to 5.3 turns at June 30, 2005.


STOCK OPTION AND RESTRICTED STOCK EXPENSE
As permitted under SFAS No. 123, "Accounting for Stock-Based Compensation," the company provides quarterly and annual disclosures of the impact to earnings per share if stock options were expensed. The company estimates that if stock options were expensed in accordance with SFAS No. 123 for the full year 2005, the impact would be approximately $.07 per share.

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement 123R, "Share-Based Payment," which now requires companies to measure compensation costs for all share-based payments (including employee stock options) at fair value. The deadline for adoption of Statement 123R is the first annual period beginning after June 15, 2005. The company has not yet quantified the impact of adoption of Statement 123R. The company intends to implement this standard in the first quarter 2006.

*See accompanying notes for non-GAAP measures.


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

PAGE 6/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

COMPANY TO FILE 10-Q/A AND 10-K/A
As previously announced, the company identified a reconciliation issue in its North America sales commission accrual account. A detailed analysis of this reconciliation has been performed and the company has determined the commission account was under-accrued by $13.2 million at December 31, 2004 and $11.4 million at March 31, 2005. First quarter 2005 commission expense was overstated by $1.8 million. Commission expense in 2004 was understated by $0.3 million, with the first and second quarters of 2004 each understated by less than $0.1 million. Commission expense was understated by $2.7 million and $1.5 million in 2003 and 2002, respectively. The remaining $8.7 million understatement of commission expense was related to periods prior to fiscal year 2002. As a result, the company intends to file an amendment to its first quarter 2005 Form 10-Q and an amendment to its 2004 Form 10-K. All prior financial information presented in this release reflects the changes from the correction of the North America sales commission accrual account.

OUTLOOK
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations, or the effect of expensing stock options under the new accounting standard, SFAS Statement No. 123R "Share-Based Payment".

RESTRUCTURING
The company previously announced it anticipates full-year 2005 restructuring charges of $.15 to $.30, including the elimination of 300 full-time positions in North America and Western Europe, further global manufacturing realignment and facility consolidation and the consolidation of research and development operations and service functions.

At the end of the second quarter, the company had reported year-to-date restructuring charges of approximately $.10 per share. These charges include realignment of the company's operations in Western Europe and North America.

The company has identified a number of cost-reduction actions and now anticipates restructuring charges near the top end of the previously reported restructuring range, with charges of approximately $.20 identified for the remainder of 2005. These actions include:

     - Additional global manufacturing realignment and facility consolidation to speed production and reduce costs

     - Consolidation of research and development efforts to better serve key markets

     - Merging software operations and combining various service functions to better leverage resources and expertise throughout the company

While the company will continue to realign operations, minimize operating costs and maximize existing resources, the planned elimination of the 300 full-time positions is nearly complete.

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
\
PAGE 7/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

THIRD QUARTER 2005 OUTLOOK
Expectations for the third quarter 2005 include:

     - Third quarter revenue is expected to increase 9 to 11 percent on a fixed exchange-rate basis*.

               -    Financial self-service revenue growth of 7 to 9 percent*.

               -    Security revenue growth of 10 to 12 percent*.

               - Election systems revenue is expected to be $35 to $45 million.

     - The company anticipates manufacturing start-up and restructuring total charges in the range of $.07 to $.10 per share related to the continued realignment of its operations.

     - Currency exchange is anticipated to impact revenue favorably by approximately 1.5 percent versus prior year.

     -    Depreciation and amortization to be approximately $20 million.

     -    An effective tax rate of approximately 32 percent.

     - An increase in pension expense of approximately $.01 per share versus prior year.

     - EPS in the range of $.72 to $.77 per share, including the anticipated manufacturing start-up costs and restructuring charges, and the one-time gain of approximately $.18 per share on the sale of the campus card systems business. Excluding manufacturing start-up costs and related issues as well as restructuring charges and the gain from the sale of the campus systems business, EPS is expected to be in the range of $.62 to $.67* per share.

FULL-YEAR 2005 OUTLOOK
Expectations for the full-year 2005 include:

     -    Revenue growth of 10 to 12 percent, on a fixed exchange-rate basis*.

               -    Financial self-service revenue growth of 6 to 8 percent*.

               -    Security revenue growth of 17 to 19 percent*.

               - Election systems revenue is anticipated to be in the range of $115 to $125 million.

               -    Brazilian lottery systems revenue of $10 to $20 million.

     - Currency expected to impact revenue favorably by approximately 1.2 percent versus prior year.

     -    Depreciation and amortization in the range of $75 to $80 million.

     -    An effective tax rate of approximately 32 percent.

     - Pension expense is expected to be $.03 per share higher in 2005, moving from $.05 per share in 2004 to $.08 per share in 2005.

     - Research and development expense will be approximately 2.5 percent of revenue, consistent with prior year.

     - EPS to be $2.60 to $2.70*. This range excludes restructuring charges of approximately $.30, manufacturing start-up costs and related issues of approximately $.04 per share, and the one-time gain of approximately $.18 per share on the sale of the campus card systems business.

     - Free cash flow* is expected to be in the range of $185 to $225 million.

*See accompanying notes for non-GAAP measures.

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PAGE 8/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

NOTES FOR NON-GAAP MEASURES


1. Reconciliation of GAAP EPS to non-GAAP measures:


                                  Q1       Q1        Q2        Q2        GUIDANCE Q3 2005       GUIDANCE FULL-YEAR
                                 2005     2004      2005      2004                                     2005
                                -----    -----     -----     -----       ----------------        -----------------
   EPS Continuing               $0.37    $0.40     $0.46     $0.59       $0.72      $0.77        $2.42      $2.52
   Operations

   EPS Discontinued              0.00     0.00      0.01      0.01        0.00       0.00         0.01       0.01
   Operations

   Restatement of                0.01     0.00      0.00      0.00        0.00       0.00         0.01       0.01
   Commission Expense

         Total EPS (GAAP)       $0.38    $0.40     $0.47     $0.60       $0.72      $0.77        $2.44      $2.54
                                -----    -----     -----     -----       -----      -----        -----      -----

   Gain on Sale of               0.00     0.00      0.00      0.00       (0.18)     (0.18)       (0.18)     (0.18)
   Discontinued Operations

   Restructuring Charges         0.07     0.00      0.03      0.00        0.08       0.08         0.30       0.30

   Other Special Items           0.00     0.00      0.04      0.00        0.00       0.00         0.04       0.04

         Operating EPS          $0.45    $0.40     $0.54     $0.60       $0.62      $0.67        $2.60      $2.70
         (Non-GAAP)             =====    =====     =====     =====       =====      =====        =====      =====

    The company believes excluding these items provides meaningful insight into the ongoing performance of its operations.

2. Fixed exchange-rate is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3. Free cash flow/(use) is calculated as follows:

                                                                                     SIX MONTHS       SIX MONTHS
                                                     Q2 2005          Q2 2004        ENDED 2005       ENDED 2004
                                                     -------          -------        ----------       ----------
   Net cash provided by operating activities        $ (7,005)        $ (7,653)        $ 71,425         $  8,401
   (GAAP measure)

   Capital expenditures                              (16,112)         (10,510)         (29,824)         (23,295)

   Rotable spares expenditures                        (1,060)            (634)          (7,382)          (5,140)
                                                    --------         --------         --------         --------

   Free cash flow/(use) (non-GAAP measure)          $(24,177)        $(18,797)        $ 34,219         $(20,034)
                                                    ========         ========         ========         ========


   The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.

4. Net (debt) is calculated as follows:

                                                                       JUNE 30,        DECEMBER 31,       JUNE 30,
                                                                        2005              2004              2004
                                                                      ---------         ---------         ---------
   Cash, cash equivalents and other investments (GAAP measure)        $ 178,358         $ 215,699         $ 123,579
   Less Industrial development revenue bonds and other                  (13,500)          (13,500)          (13,550)
   Less Notes payable                                                  (307,107)         (289,510)         (277,164)
                                                                      ---------         ---------         ---------
   Net (debt) (non-GAAP measure)                                      $(142,249)        $ (87,311)        $(167,135)
                                                                      =========         =========         =========

   Given the significant cash, cash equivalents and other investments on the balance sheet, a meaningful debt calculation is to net cash against outstanding debt.

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

PAGE 9/DIEBOLD ANNOUNCES SECOND QUARTER RESULTS

FINANCIAL INFORMATION
Walden W. O'Dell and Senior Vice President and Chief Financial Officer Gregory
T. Geswein will discuss the company's financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold's Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.

FORWARD-LOOKING STATEMENTS
         In this press release, statements that are not reported, financial results or other historical information are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company's future operating performance, the company's share of new and existing markets, the company's short- and long-term revenue and earnings growth rates and the company's implementation of cost-reduction initiatives. The use of the words "believes," "anticipates," "expects," "intends" and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:

- competitive pressures, including pricing pressures and technological developments;

- changes in the company's relationships with customers, suppliers, distributors and/or partners in its business ventures;

- changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company's operations, including Brazil, where a significant portion of the company's revenue is derived;

- acceptance of the company's product and technology introductions in the marketplace;

-    unanticipated litigation, claims or assessments;

- the company's ability to reduce costs and expenses and improve internal operating efficiencies;

- variations in consumer demand for financial self-service technologies, products and services;

- challenges raised about reliability and security of the company's election systems products, including the risk that such products will not be certified for use or will be decertified;

- changes in laws regarding the company's election systems products and services;

- potential security violations to the company's information technology systems; and

- the company's ability to achieve benefits from its cost-reduction initiatives and other strategic changes.

Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.4 billion in 2004 and is publicly traded on the New York Stock Exchange under the symbol `DBD.' For more information, visit the company's Web site at www.diebold.com.

                                      # # #

PR/xxxx

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                THREE MONTHS ENDED JUNE 30
                                                               ----------------------------
                                                                                  RESTATED
                                                                  2005               2004
                                                               ---------          ---------
Net Sales
     Product                                                   $ 307,974          $ 263,322
     Service                                                     321,249            282,407
                                                               ---------          ---------
     Total                                                       629,223            545,729

Cost of goods
     Product                                                     223,589            170,140
     Service                                                     246,041            212,912
                                                               ---------          ---------
     Total                                                       469,630            383,052

Gross Profit                                                     159,593            162,677

     Percent of net sales                                           25.4%              29.8%

Operating expenses
     Selling, general and administrative                          90,224             83,013
     Research, development and engineering                        14,054             14,540
                                                               ---------          ---------
     Total                                                       104,278             97,553
     Percent of net sales                                           16.6%              17.9%

Operating profit                                                  55,315             65,124
     Percent of net sales                                            8.8%              11.9%

Other expense and minority interest, net                          (7,571)            (2,062)
                                                               ---------          ---------
Income from continuing operations before taxes                    47,744             63,062
     Percent of net sales                                            7.6%              11.6%

Taxes on income                                                  (15,266)           (20,125)
     Effective tax rate                                             32.0%              31.9%


Net Income from continuing operations                          $  32,478          $  42,937
                                                               ---------          ---------
     Percent of net sales                                            5.2%               7.9%

Discontinued operations
Income from discontinued operations                            $   1,228          $   1,091
Taxes on income                                                     (408)              (401)
                                                               ---------          ---------
Net income from discontinued operations                        $     820          $     690
                                                               ---------          ---------

Net income                                                     $  33,298          $  43,627
                                                               =========          =========


Basic weighted average shares outstanding                         71,031             72,176
Diluted weighted average shares outstanding                       71,511             72,680


Basic Earnings Per Share from continuing operations            $    0.46          $    0.59
Basic Earnings Per Share from discontinued operations               0.01               0.01
                                                               ---------          ---------
Total Basic Earnings Per Share                                 $    0.47          $    0.60


Diluted Earnings Per Share from continuing operations          $    0.46          $    0.59
Diluted Earnings Per Share from discontinued operations             0.01               0.01
                                                               ---------          ---------
Total Diluted Earnings Per Share                               $    0.47          $    0.60

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

                                                                   SIX MONTHS ENDED JUNE 30
                                                               --------------------------------
                                                                                      RESTATED
                                                                   2005                 2004
                                                               -----------          -----------
Net Sales
     Product                                                   $   544,246          $   480,619
     Service                                                       620,127              558,739
                                                               -----------          -----------
     Total                                                       1,164,373            1,039,358

Cost of goods
     Product                                                       391,678              316,893
     Service                                                       474,234              421,267
                                                               -----------          -----------
     Total                                                         865,912              738,160

Gross Profit                                                       298,461              301,198

     Percent of net sales                                             25.6%                29.0%

Operating expenses
     Selling, general and administrative                           172,232              162,450
     Research, development and engineering                          28,319               29,769
                                                               -----------          -----------
     Total                                                         200,551              192,219
     Percent of net sales                                             17.2%                18.5%

Operating profit                                                    97,910              108,979
     Percent of net sales                                              8.4%                10.5%

Other expense and minority interest, net                            (8,823)              (2,996)
                                                               -----------          -----------
Income from continuing operations before taxes                      89,087              105,983
     Percent of net sales                                              7.7%                10.2%

Taxes on income                                                    (28,757)             (33,821)
     Effective tax rate                                               32.3%                31.9%


Net Income from continuing operations                          $    60,330          $    72,162
                                                               -----------          -----------
     Percent of net sales                                              5.2%                 6.9%

Discontinued operations
Income from discontinued operations                            $     1,370          $       990
Taxes on income                                                       (461)                (403)
                                                               -----------          -----------
Net income from discontinued operations                        $       909          $       587
                                                               -----------          -----------

Net income                                                     $    61,239          $    72,749
                                                               ===========          ===========


Basic weighted average shares outstanding                           71,344               72,477
Diluted weighted average shares outstanding                         71,874               73,026


Basic Earnings Per Share from continuing operations            $      0.85          $      0.99
Basic Earnings Per Share from discontinued operations                 0.01                 0.01
                                                               -----------          -----------
Total Basic Earnings Per Share                                 $      0.86          $      1.00


Diluted Earnings Per Share from continuing operations          $      0.84          $      0.99
Diluted Earnings Per Share from discontinued operations               0.01                 0.01
                                                               -----------          -----------
Total Diluted Earnings Per Share                               $      0.85          $      1.00

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)



                                                                RESTATED
                                           JUNE 30, 2005    DECEMBER 31, 2004
                                           -------------    -----------------
ASSETS
Current assets
     Cash and cash equivalents              $  143,172        $  184,045
     Short-term investments                     35,186            31,654
     Trade receivables, net                    576,835           583,658
     Inventories                               344,431           322,293
     Other current assets                      135,876           112,982
                                            ----------        ----------
          Total current assets               1,235,500         1,234,632

Securities and other investments                49,730            52,248
Property, plant and equipment, net             281,283           268,090
Goodwill                                       400,852           412,625
Other assets                                   193,738           167,957
                                            ----------        ----------
                                            $2,161,103        $2,135,552
                                            ----------        ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
     Notes payable                          $   31,906        $  289,510
     Accounts payable                          127,310           140,324
     Other current liabilities                 359,762           310,356
                                            ----------        ----------
          Total current liabilities            518,978           740,190

Long-term notes payable                        275,201                --
Long-term liabilities                          150,606           146,454
Total shareholders' equity                   1,216,318         1,248,908
                                            ----------        ----------
                                            $2,161,103        $2,135,552
                                            ----------        ----------


DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)


                                                                        SIX MONTHS ENDED
                                                                  -------------------------------
                                                                                       RESTATED
                                                                  JUNE 30, 2005     JUNE 30, 2004
                                                                  -------------     -------------
Cash Flow from operating activities:
     Net Income from continuing operations                         $  60,330         $  72,162
     Adjustments to reconcile net income to cash
          provided by operating activities:
          Net income from discontinued operations                        909               587
          Depreciation and amortization                               39,699            33,359
          Deferred income taxes                                        3,907              (365)
          Loss on sale of assets, net                                    378                46
          Minority share of income                                     2,463             2,584
          Cash provided (used) by changes in certain assets
          and liabilities:
               Trade receivables                                      11,323           (22,050)
               Inventories                                           (24,428)          (60,360)
               Accounts payable                                      (14,948)          (12,952)
               Certain other assets and liabilities                   (8,208)           (4,610)
                                                                   ---------         ---------

     Net cash provided by operating activities                        71,425             8,401

Cash flow from investing activities:
     Payments for acquisitions, net of cash acquired                 (18,241)          (35,429)
     Net investment activity                                           4,656             2,809
     Capital expenditures                                            (29,824)          (23,295)
     Rotable spares expenditures                                      (7,382)           (5,140)
     Increase in certain other assets                                (13,590)          (10,054)
                                                                   ---------         ---------

     Net cash used by investing activities                           (64,381)          (71,109)

Cash flow from financing activities:
     Dividends paid                                                  (29,171)          (26,807)
     Net (payments) borrowings on short term borrowings               36,796            94,405
     Repurchase treasury shares                                      (56,031)          (53,432)
     Other financing activities                                        2,926             3,744
                                                                   ---------         ---------

     Net cash (used)/provided by financing activities                (45,480)           17,910

Effect of exchange rate changes on cash                               (2,437)           (1,848)
                                                                   ---------         ---------

Decrease in cash and cash equivalents                                (40,873)          (46,646)
Cash and cash equivalents at the beginning of the period             184,045           169,951
                                                                   ---------         ---------
Cash and cash equivalents at the end of the period                 $ 143,172         $ 123,305
                                                                   =========         =========